EXHIBIT 23

PAULA S. MORELLA, CPA P.C.
21 MARTHA STREET
FREEPORT, NY 11520
(516) 378-4258

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors
Bibb Corporation

I consent to the inclusion in this Form 10KSB of my report relating to the financial statements of Bibb Corporation.

/s/ Paula S. Morelli
By: Paula S. Morelli CPA P.C.

Freeport, New York
March 30, 2008